Exhibit 99.1

FOR IMMEDIATE RELEASE

HANDLEMAN COMPANY REPORTS SECOND QUARTER RESULTS

Completes the acquisition of Crave Entertainment Group

Troy, Michigan – November 22, 2005, Handleman Company (NYSE: HDL), www.handleman.com, today announced results for its second quarter of fiscal year 2006, which ended October 29, 2005, as well as the completion of the Crave Entertainment Group, Inc. acquisition.

Revenues for the second quarter of this year were $302.2 million, compared to $295.3 million for the second quarter of last year. Net income was $9.8 million or $.46 per diluted share for the second quarter of this year, compared to net income of $8.2 million or $.36 per diluted share for the same quarter of last year. Net income for the second quarter of this year included $2.4 million ($.12 per diluted share) from the gain on sale of an investment in PRN, a company that provides in-store media networks, and $3.1 million ($.15 per diluted share) as the result of lower income taxes due to the utilization of capital losses and other tax benefits. Both the second quarters of this year and last year include a loss from discontinued operations of $.02 per diluted share.

Higher revenues for the second quarter of this year were attributable to increased revenues of $12.7 million within the Company’s United Kingdom (UK) and Canadian operations, offset in part by lower revenues within the Company’s United States operation.

Stephen Strome, Chairman and CEO of Handleman Company commented, “Revenues within our U.S. operations during the second quarter were affected by a general weakness in U.S. music industry sales, plus the previously announced reassignment of 400 stores to another supplier during the first quarter of this fiscal year. During the quarter, overall music industry sales declined more than 6% from the same period a year ago. In addition, music sales in mass merchant retailers were down approximately 3%. This represents the first quarterly decline in sales for mass merchants in over two years, and can be attributed to weaker than anticipated sales of new releases, which also resulted in a higher level of product returns from our customers. While the new release schedule for the upcoming holiday season includes releases from many established artists, our expectations are tempered due to concerns about the retail environment, consumer spending, and music industry trends.”

The Company’s gross margin, as a percentage of revenues, was 17.9% for the second quarter of this year, compared to 20.2% for the second quarter of last year. The year-over-year decrease in gross profit margin percentage was primarily due to a higher proportion of non-serviced business, an increase in UK revenues as a percentage of total revenues, and an increase in promotional revenues, all of which earn a lower gross profit margin than the Company’s consolidated gross margin.

Selling, general and administrative (SG&A) expenses for the second quarter of this year were $47.4 million or 15.7% of revenues, compared to $47.6 million or 16.1% of revenues for the same quarter of last year.

Net investment income for the second quarter of this year was $3.8 million, compared to $1.3 million for the same quarter of last year. The increase this year was due to the gain on sale of the Company’s investment in PRN.

The Company’s income tax rate for the second quarter of fiscal 2006 was 1.8%, compared to 34.5% for the second quarter of last year. The lower tax rate this year was due to the utilization of losses recorded in prior years for which a tax benefit was previously not recognized together with other tax benefits. The Company was able to utilize these losses primarily as the result of a capital gain on the sale of its investment in PRN.

Share Repurchase Activity

During the second quarter of this fiscal year, the Company repurchased 688,100 shares of its common stock at an average price of $13.01 per share. This brings the total number of shares repurchased under the Company’s current 15% share repurchase authorization to approximately 1.4 million, or 42% of the total authorization. As of October 29, 2005, the Company had 20,655,299 shares outstanding.

Crave Entertainment Group Acquisition

Handleman Company completed the previously announced acquisition of Crave Entertainment Group, Inc. (CEG) on November 22, 2005. As previously disclosed, the purchase price for CEG was $72 million. The transaction also included the assumption of working capital debt, and possible additional consideration based upon achievement of performance goals through calendar year 2007. The additional consideration could add as much as $23 million to the purchase price.

Handleman Company and CEG, a distributor of video game software, hardware and accessories to major retailers throughout the United States, have identified several integration opportunities to enhance growth, through cross-selling customers, services and products, as well as cost reduction initiatives. The Company expects to realize benefits from these efforts beginning in the second half of calendar 2006.

To finance the acquisition and support working capital needs, the Company amended its revolving credit facility agreement. The amended facility allows borrowings of up to $250 million, and extends through November 2010.

Guidance for Fiscal Year 2006

Guidance for the Company’s fiscal year 2006 includes operations of both Handleman Company and Crave Entertainment Group. (CEG’s results will be included in Handleman Company’s results beginning November 22, 2005.)

•	Revenues for the Company’s fiscal year 2006 are expected to increase by $70 - $100 million over the prior fiscal year, with the majority of the increase attributable to the inclusion of CEG. Forecasted revenues assume that new music releases and holiday music sales will be equal to the prior year’s levels.

•	The Company anticipates that its fiscal year 2006 gross profit margin, as a percent to revenues, will be comparable to the rate achieved during its fiscal second quarter of this year. The reduction from fiscal year 2005’s gross profit margin is largely the result of increases in non-serviced, promotional, and UK revenues, all of which earn a lower gross profit margin than the Company’s consolidated gross profit margin.

•	As a result, fully diluted earnings per share from continuing operations for the Company’s fiscal year 2006 are expected to be in the range of $1.36 to $1.40, compared to fully diluted earnings per share of $1.54 from continuing operations during fiscal year 2005. The estimate for fiscal 2006 includes the capital gain and tax benefits recognized during the second quarter of this year, as well as $.08 - $.10 fully diluted earnings per share expected from CEG’s operations.

Call Notice

Handleman Company will host a conference call to discuss the second quarter of fiscal year 2006 financial and operating results on Wednesday, November 23, 2005 at 11:00 a.m. (Eastern Time). To participate in the teleconference call (in listen mode only), please dial 800-442-9683 at least five minutes before the start of the conference call. In addition, Handleman Company will simulcast the conference live via the Internet. The web cast can be accessed and will be available for 30 days on the investor relations page of Handleman Company’s web site, www.handleman.com. A telephone replay of the conference call will be available until Friday, November 25, 2005 at midnight by calling 800-642-1687 (PIN Number 2117288).

About Handleman Company:

Handleman Company is a category manager and distributor of prerecorded music and video game hardware, software and accessories. For music, its customers include leading retailers in the United States, United Kingdom, and Canada. For video game hardware, software and accessories, its customers include leading retailers in the United States. As a category manager, the Company manages a broad assortment of titles to optimize sales and inventory productivity in retail stores. Services offered include direct-to-store shipments, marketing and in-store merchandising.

Forward-Looking and Cautionary Statements

Information in this press release contains forward-looking statements, which are not historical facts. These statements involve risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results, events and performance could differ materially from those contemplated by these forward-looking statements including, without limitation, risks associated with achieving the business integration objectives expected with the Crave Entertainment Group acquisition, changes in the music and video game industries, continuation of satisfactory relationships with existing customers and suppliers, establishing satisfactory relationships with new customers and suppliers, effects of electronic commerce inclusive of digital music distribution, success of new music and video game releases, dependency on technology, ability to control costs, relationships with the Company’s lenders, pricing and competitive pressures, dependence on third-party carriers to deliver products to customers, the ability to secure funding or generate sufficient cash required to build and grow new businesses, the occurrence of catastrophic events or acts of terrorism, certain global and regional economic conditions, and other factors discussed in this press release and those detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Handleman Company notes that the preceding conditions are not a complete list of risks and uncertainties. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Handleman Company:	Media Relations:
Greg Mize,	David Bassett
Vice President, Investor Relations	(248) 855-6777, Ext. 132
(248) 362-4400, Ext. 211

Thomas Braum,	Fred Marx
Sr. Vice President and CFO	(248) 855-6777, Ext. 131
(248) 362-4400, Ext. 718

- Tables Follow -

CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands, except per share data)

(unaudited)

		Three Months (13 Weeks) Ended		Six Months (26 Weeks) Ended
		Oct. 29, 2005	Oct. 30, 2004	Oct. 29, 2005	Oct. 30, 2004
Revenues		$302,246	$295,340	$542,648	$527,399
Costs and expenses:
Direct product costs		248,281	235,768	448,003	424,637
Selling, general and administrative expenses		47,424	47,648	94,853	90,449

Operating income (loss)		6,541	11,924	(208)	12,313
Investment income, net		3,785	1,251	4,822	2,047

Income from continuing operations before income taxes		10,326	13,175	4,614	14,360
Income tax expense (benefit)		190	4,539	(1,874)	4,799

Income from continuing operations		10,136	8,636	6,488	9,561
Loss from discontinued operations, net of taxes		(362)	(483)	(362)	(483)

Net income		$9,774	$8,153	$6,126	$9,078

Basic net income per share:
- From continuing operations		$.48	$.38	$.31	$.41
- From discontinued operations		(.02)	(.02)	(.02)	(.02)

Total basic net income per share		$.46	$.36	$.29	$.39

Diluted net income per share
- From continuing operations		$.48	$.38	$.31	$.41
- From discontinued operations		(.02)	(.02)	(.02)	(.02)

Total diluted net income per share		$.46	$.36	$.29	$.39

Weighted average number of shares outstanding	- basic	21,027	22,681	21,240	23,032

	- diluted	21,142	22,704	21,405	23,071

CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in thousands)

(unaudited)

	October 29, 2005	October 30, 2004
Assets
Cash and cash equivalents	$27,096	$34,744
Accounts receivable	279,829	236,875
Merchandise inventories	212,669	200,645
Other current assets	12,232	12,314

Total current assets	531,826	484,578
Property and equipment, net of depreciation and amortization	58,771	63,633
Other assets, net	39,478	25,718

Total assets	$630,075	$573,929

Liabilities
Notes payable	$1,250	$—
Debt, current portion	—	25,000
Accounts payable	270,227	212,743
Other current liabilities	22,873	31,949

Total current liabilities	294,350	269,692
Debt, non-current	34,900	—
Other liabilities	14,553	10,828
Shareholders’ equity	286,272	293,409

Total liabilities and shareholders’ equity	$630,075	$573,929

ADDITIONAL INFORMATION FROM CONTINUING OPERATIONS (amounts in thousands)

	Three Months (13 Weeks) Ended		Six Months (26 Weeks) Ended
	Oct. 29, 2005	Oct. 30, 2004	Oct. 29, 2005	Oct. 30, 2004
Income from continuing operations	$10,136	$8,636	$6,488	$9,561
Investment income, net	(3,785)	(1,251)	(4,822)	(2,047)
Income tax expense (benefit)	190	4,539	(1,874)	4,799
Depreciation/amortization expense	4,494	4,375	8,869	8,468

Adjusted EBITDA*	$11,035	$16,299	$8,661	$20,781

Additions to property and equipment	$4,678	$6,072	$7,592	$10,733

*	Adjusted EBITDA is computed as income from continuing operations, less net investment income and income tax benefit, plus income tax expense, depreciation expense and amortization expense.